Exhibit 99.1

BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600   205-444-4640 FAX
www.biocryst.com

Contact:
BioCryst Pharmaceuticals, Inc.
Jonathan M. Nugent
V.P. Corporate Communications
(205) 444-4633

FOR IMMEDIATE RELEASE

BIOCRYST REPORTS FOURTH QUARTER AND YEAR-END 2005 FINANCIAL RESULTS

Birmingham, Alabama – February 8, 2006 – BioCryst Pharmaceuticals, Inc. (Nasdaq NM: BCRX) today announced financial results for the quarter and year ended December 31, 2005. The Company reported revenues of $21,000 in the fourth quarter of 2005, compared to $178,000 in the fourth quarter of 2004. The net loss for the quarter ended December 31, 2005 was $7,161,000, or $0.27 per share, compared to a net loss of $5,289,000, or $0.24 per share, for the same period last year. As of December 31, 2005, the Company had cash, cash equivalents and investments of approximately $60.0 million.

Subsequent to year end, the Company received the upfront cash related to the partnering deals announced in November 2005 and February 2006, of which $30 million was related to the Roche partnership and was recorded as a receivable at December 31, 2005. We currently have a balance of approximately $91.7 million in cash, cash equivalents and investments. The Company expects to begin recognizing revenue related to these partnerships during 2006.

Fourth Quarter 2005 Financial Results

Collaborative and other research and development revenues decreased in the fourth quarter of 2005 to $21,000 compared to $178,000 in the fourth quarter of 2004 as the Company has now completed the work related to the National Institutes of Health SBIR grant for our hepatitis C program.

Research and development expenses increased 28.5% to $6,040,000 in the three months ended December 31, 2005 from $4,700,000 in the three months ended December 31, 2004. The increase is primarily attributable to the fourth quarter 2005 contract research and toxicology expenses related to our lead drug candidates, Fodosine ™  , peramivir and BCX-4208, plus an increase in personnel related costs. General and administrative expenses for the three months ended December 31, 2005 were $1,469,000 as compared to $906,000 for the same period in 2004. The primary reasons for the increase were the legal fees incurred during the fourth quarter of 2005 related to the recently announced partnerships for Fodosine ™   and BCX-4208, plus an increase in personnel related costs.

Full Year 2005 Financial Results

Collaborative and other research and development revenue was $152,000 for the year compared to $337,000 for 2004 due to completion of the SBIR grant for hepatitis C during 2005. Also, there was an SBIR grant during 2004 for our tissue factor/factor VIIa program that totaled approximately $100,000.

Research and development expenses for 2005 were $23,643,000, a 25.3% increase from 2004 expenses of $18,868,000, which is directly related to the additional contract research, clinical trial and toxicology expenses required for the further development of our lead drug candidates during 2005 and an increase in personnel costs. General and administrative expenses for 2005 were $3,686,000, an increase of 14.4% over the 2004 expense of $3,221,000, primarily due to an increase in legal fees related to our recently announced partnerships and an increase in personnel related expenses. The net loss for the year ended December 31, 2005 was $26,099,000, or $1.01 per share, compared to a net loss of $21,104,000, or $1.00 per share in 2004.

Corporate Overview

“2005 was a year of significant clinical and corporate achievements at BioCryst,” said Charles E. Bugg, Ph.D., Chairman and CEO of BioCryst.  “We continued to move our scientific programs forward while strengthening our resources through strategic financing, the addition of key persons to our team and Board, and through synergistic corporate collaborations.”

Dr. Bugg added, “Throughout 2005, our most advanced product candidates Fodosine ™   and BCX-4208 continued to lead our pipeline of transition-state PNP inhibitors.  We are currently studying Fodosine ™   in several trials including a Phase IIa trial for the treatment of patients with T-cell leukemia.  Data from this study, along with data from a recently completed Phase I pharmacokinetic study in healthy volunteers, will assist in the design of a planned Phase IIb trial to study a combined IV and oral dosing regimen in patients with T-cell leukemia.  We have requested a Special Protocol Assessment from the FDA for this planned trial and are working closely with the Agency to finalize the protocol and initiate the pivotal Phase IIb study.”

“Additionally,” said Dr. Bugg, “We are studying an oral formulation of Fodosine ™   in a Phase I trial targeting cutaneous T-cell lymphoma (CTCL) and a Phase II trial in chronic lymphocytic leukemia (CLL).  In December of 2005, we initiated a Phase I/II trial of intravenous Fodosine ™   in B-cell acute lymphoblastic leukemia (B-ALL).”

“Building on the momentum generated by these trials, we recently signed a collaborative agreement with Mundipharma Holdings International Ltd. for the development and commercialization of Fodosine ™ in oncology.  Mundipharma’s experience and resources throughout Europe and Asia make them an ideal partner for this drug and together we will work to maximize the value of Fodosine™.”

“In early 2005 we announced encouraging results from a Phase I trial of our second-generation PNP inhibitor, BCX-4208.  This compound has exhibited properties that we believe make it well suited for use in the treatment of chronic conditions including autoimmune diseases and transplant rejection.  Furthering our development strategy, in November of 2005 we were pleased to announce that BioCryst and Roche entered into an exclusive licensing agreement to develop and commercialize BCX-4208.  With Roche, we expect to initiate a Phase II trial of the drug in the treatment of psoriasis, during 2006.”

“Growing concerns about the dangers of life-threatening strains of influenza caused us to re-initiate clinical development of our influenza neuraminidase inhibitor, peramivir, in 2005.  Working closely with researchers at the National Institutes of Health and the National Institute of Allergy and Infectious Diseases, we provided the material necessary to initiate studies of intravenous and intramuscular delivery of peramivir.  In November of last year we submitted an Investigational New Drug application to the FDA for the study of these formulations and believe we are on-track to start human testing in the near term.”

“Beyond these clinical programs, we continued to make progress moving compounds through our pipeline.  Early in 2005 we isolated a lead compound in our polymerase inhibitor program, BCX-4678 for the treatment of patients with hepatitis C infection.  While still in early development, BCX-4678 has already shown potential as a competitive entry in this indication.  We anticipate using data collected from preclinical testing to support the filing of an IND with the FDA during 2006.”

“In order to provide financial flexibility for these programs the company participated in two registered direct stock offerings during 2005.  The first of these offerings closed in February and the second closed in December.  Each of the financings was led by premier groups of investors including Baker Brothers Investments and Kleiner Perkins Caufield & Byers.

“Additionally we were fortunate to add two exceptional individuals to our Board of Directors.  In October, Stephen R. Biggar, M.D., Ph.D. was elected to the Board.  A principal at Baker Brothers Investments, Dr. Biggar’s scientific and medical background will allow him to provide the Board with a unique and relevant perspective.  In December Beth Seidenberg, M.D., a key part of the Kleiner Perkins team, was elected to our Board.  Dr. Seidenberg’s experience and insights will be invaluable as we move through late stage development of our products.”

“Additionally, much of the success of the past year was due in large part to the addition of Randall B. Riggs as Vice President, Business Development.  With more than twelve years of experience in corporate business development and marketing management for both biotechnology and pharmaceutical companies, Mr. Riggs applied his specific expertise in licensing agreements and strategic research and discovery collaborations to negotiate both the Roche deal and more recently the Mundipharma deal.”

“The achievements of 2005 have made possible the potential of 2006.  This year is expected to be equally exciting and we are eager to continue to move our corporate and clinical programs forward,” said Dr. Bugg.

Conference Call

The Company will sponsor a conference call at 10:00 am Eastern Time on Wednesday, February 8, 2006 to discuss the financial results and the status of each of our programs in more detail. This call is open to the public and can be accessed live either over the Internet from www.biocryst.com or by dialing 1-877-502-9274 (U.S.) or 1-913-981-5584 (international). No passcode is needed for the call.

About BioCryst

BioCryst Pharmaceuticals, Inc. designs, optimizes and develops novel drugs that block key enzymes involved in cancer, cardiovascular diseases, autoimmune diseases, and viral infections. BioCryst integrates the necessary disciplines of biology, crystallography, medicinal chemistry and computer modeling to effectively use structure-based drug design to discover and develop small molecule pharmaceuticals.

BioCryst’s lead product candidate, Fodosine ™ , is a transition-state analog inhibitor of the target enzyme purine nucleoside phosphorylase (PNP). The drug is currently in a Phase IIa trial for patients with T-cell leukemia and a combination IV and oral Phase I pharmacokinetic trial in healthy volunteers was recently completed. Results of the Phase IIa and the Phase I pharmacokinetic trial will assist in the design of a planned combination IV and oral Phase IIb pivotal clinical trial in patients with T-cell leukemia. The Company has requested a Special Protocol Assessment from the FDA for this planned trial. Additionally, Fodosine ™ is currently being studied in a Phase I trial with an oral formulation in cutaneous T-cell lymphoma (CTCL), a Phase II trial in chronic lymphocytic leukemia (CLL) and a Phase I/II trial in B-cell acute lymphoblastic leukemia (B-ALL). Fodosine ™  has been granted Orphan Drug status by the U.S. Food and Drug Administration for three indications: T-cell non-Hodgkin’s lymphoma, including CTCL; CLL and related leukemias including T-cell prolymphocytic leukemia, adult T-cell leukemia, and hairy cell leukemia; and for treatment of B-cell acute lymphoblastic leukemia (ALL). Additionally the FDA has granted “fast track” status to the development of Fodosine ™  for the treatment of relapsed or refractory T-cell leukemia.  In February, 2006 BioCryst announced it had entered into an exclusive licensing agreement with Mundipharma International Holdings Limited to develop and commercialize Fodosine ™   in markets across Europe, Asia and Australasia for use in oncology.

In August, 2005, BioCryst initiated a Phase Ib study with its second-generation PNP inhibitor, BCX-4208, to evaluate the safety, tolerability and pharmacokinetics of multiple oral doses of BCX-4208. In November, 2005 BioCryst announced it had entered into an exclusive licensing agreement with Roche to develop and commercialize BCX-4208 for the prevention of acute rejection in transplantation and for the treatment of autoimmune diseases.

Additionally, BioCryst has re-initiated clinical development of peramivir, an inhibitor of influenza neuraminidase, with a focus on intravenous and intramuscular delivery. Also, BioCryst has identified a clinical candidate, BCX-4678, in its hepatitis C polymerase inhibitor program, and is advancing that compound through preclinical testing with the goal of filing an IND in 2006. For more information about BioCryst, please visit the company’s web site at http://www.biocryst.com.

Forward-looking statements

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we or our licensees may not be able to enroll the required number of subjects in clinical trials of Fodosine™ or BCX-4208, that each of the Phase IIa trial for patients with T-cell leukemia, Phase I trial of BCX-4208, the Phase I trial of Fodosine™ for treatment of patients with cutaneous T-cell lymphoma, the Phase I/II trial of Fodosine™ for treatment of patients with B-cell ALL and the Phase II trial of Fodosine™ for advanced fludarabine-refractory CLL may not be successfully completed, that BioCryst or its licensees may not commence as expected additional trials with Fodosine™ and with BCX-4208 or planned human trials with peramivir or BCX-4678, that Fodosine™, BCX-4208, peramivir, BCX-4678 or any of our other product candidates may not receive required regulatory clearances from the FDA, that clinical trials of Fodosine™ may not show the drug is effective over the initial treatment period, that ongoing and future clinical trials may not have positive results, that we may not be able to obtain a Special Protocol Assessment or otherwise be able to complete successfully the Phase IIb trial that is currently planned to be pivotal, that we or our licensees may not be able to continue future development of Fodosine™, BCX-4208, peramivir, BCX-4678 or any of our other current development programs including tissue factor/factor VIIa, that Fodosine™, BCX-4208, peramivir, BCX-4678 or our other development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not reach favorable agreements with potential pharmaceutical and biotech partners for further development of its product candidates, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

BIOCRYST PHARMACEUTICALS, INC.
FINANCIAL SUMMARY

Condensed Statements of Operations (unaudited)
  (in thousands, except per share)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

Revenues:
Collaborative and other research and development	$21	$178	$152	$337

Total revenues	21	178	152	337
Expenses:
Research and development	6,040	4,700	23,643	18,868
General and administrative	1,469	906	3,686	3,221

Total expenses	7,509	5,606	27,329	22,089

Loss from operations	(7,488)	(5,428)	(27,177)	(21,752)
Interest and other income, net	327	139	1,078	648

Net loss	$(7,161)	$(5,289)	$(26,099)	$(21,104)

Amounts per common share:
Net loss per share	$(0.27)	$(0.24)	$(1.01)	$(1.00)

Weighted average shares outstanding	26,865	21,738	25,721	21,165

Balance Sheet Data (in thousands)

	December 31, 2005	December 31, 2004

	(Unaudited)	(Audited)
Cash, cash equivalents and securities	$59,988	$28,704
Total assets	99,248	32,469
Accumulated deficit	(151,863)	(125,764)
Stockholders’ equity	58,440	29,334